Exhibit 99.1

Redwood Enhanced Income Corp.

Schedule of Investments (Unaudited)

Contingently Acquired Assets as of April 1, 2022*

(in thousands, except shares)

Investments	Investment Type	Ref	Floor	Interest Rate	Maturity Date	Par Amount / Shares	Cost	Fair Value	Footnotes
Investments - non-controlled-non-affiliated

First Lien Debt
FIRE: Real Estate
Pennsylvania Real Estate Investment Trust (Revolver)	First Lien Term Loan	1M LIBOR	0.50%	L + 3.50%	12/10/2022	$2,543	$2,358	$2,358	(A) (C)
Pennsylvania Real Estate Investment Trust	First Lien Term Loan	1M LIBOR	0.50%	L + 5.74%	12/10/2022	$17,858	$17,390	$17,390	(A)
							19,748	19,748
Healthcare & Pharmaceuticals
Inotiv, Inc.	First Lien Term Loan	1M LIBOR	1.00%	L + 6.25%	11/5/2026	$8,081	$7,930	$7,930	(A) (B)
Inotiv, Inc. (Delayed Draw)	First Lien Term Loan	1M LIBOR	1.00%	L + 6.25%	11/5/2026	$3,919	$1,306	$1,306	(A) (B)
							$9,236	$9,236
Retail
Claire's Stores, Inc.	First Lien Term Loan	1M LIBOR	0.00%	L + 6.50%	12/18/2026	$14,000	$13,668	$13,668	(A)
							$13,668	$13,668
Technology Enabled Services
Electronics For Imaging, Inc.	First Lien Term Loan	3M LIBOR	0.00%	L + 5.00%	7/23/2026	$9,250	$9,004	$9,004	(A)
							$9,004	$9,004
Total First Lien Debt							$51,656	$51,656

Corporate Bond
Services: Consumer
Stonemor, Inc.	Corporate Bond	NA	0.00%	8.50%	5/15/2029	$5,000	$4,956	$4,956	(A) (B)
							$4,956	$4,956
Software
Aptos Canada, Inc.	Corporate Bond	1M LIBOR	1.00%	L + 7.50%	3/4/2027	$15,000	$14,625	$14,625	(A) (D) (E)
							$14,625	$14,625
Total Corporate Bonds							$19,581	$19,581

Total Investments - non-controlled/non-affiliated							$71,237	$71,237

Cash and Cash Equivalents
Cash and Cash Equivalents							$50	$50	(F)
Total Cash and Cash Equivalents							$50	$50

Total Investments, Cash and Cash Equivalents							$71,287	$71,287
(A)	Debt investments include investments in bank debt that generally are bought and sold among institutional investors in transactions not subject to registration under the Securities Act of 1933. Such transactions are generally subject to contractual restrictions, such as approval of the agent or borrower.
(B)	Publicly traded company with a market capitalization greater than $250 million and as a result the investment is not a qualifying asset under Section 55(a) of the 1940 Act. Under the 1940 Act, the Company may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of the Company’s total assets.
(C)	Includes an unfunded commitment that was acquired and/or valued at a discount.
(D)	Inputs in the valuation of this investment included certain unobservable inputs that were significant to the valuation as a whole.
(E)	Restricted security.
(F)	Cash and Cash equivalents balance represents amounts held in cash and in the interest-bearing money market fund - First American Government Obligations Fund (FGXXX).

* percentage to net assets is not presented as these assets were contingently acquired as of April 1, 2022. The Company’s net assets were negative as of the acquisition date.